Exhibit 19.1

Allison Insider Trading Policy

Revised by the Board of Directors

on September 13, 2023

Insider Trading Policy

Purpose:

This Insider Trading Policy (the “Policy”) is designed to prevent individuals from trading in Allison securities while in possession of material non-public information about Allison in violation of U.S. securities laws.

Key Provisions:

•
This Policy applies to trades in both debt and equity securities of Allison by employees, officers and directors of Allison and certain other covered persons specified in the Policy.

•
This Policy prohibits trading whenever a covered person is in possession of material non-public information.

•
This Policy also prohibits trading outside of certain trading windows, designed around the release of quarterly financial data.

•
This Policy prohibits trading in puts, calls or similar options on Allison securities or selling Allison securities short.

Exhibit 19.1

Table of Contents

1.
Introduction 1

1.1 Objectives 1

1.2 Covered Persons 1

2.
Prohibition Against Trading on Inside Information 1

What is Material Information? 1
What are Some Examples of Inside Information? 2
How Do I Know if Information is Public? 2
When Can I Trade Once the Inside Information is Publicly Announced? 2

3.
Prohibition Against Trading When the Trading Window is Closed 2
4.
Covered Transactions 4
5.
Exceptions for Approved Rule 10b5-1 Plans 4
6.
Confidentiality Generally 5
7.
Information About Other Companies 5
8.
Tipping 6
9.
Prohibition Against Certain Trading Activities 6
10.
Consequence of Violation 7
11.
Resolving Doubts 7
12.
A Caution About Possible Inability to Sell 7

(i)

Exhibit 19.1

1.
Introduction
1.1
Objectives

Allison is committed to undertaking all of its business in compliance with all applicable securities laws. This document contains Allison’s policy concerning (1) the handling of material non-public information relating to Allison and its subsidiaries or other companies with whom Allison deals and (2) the buying and selling of stock and other securities of Allison and other companies with whom Allison deals.

1.2
Covered Persons

This Policy has been adopted by the Board of Directors and applies to:

•
All employees (including officers) and members of the Board of Directors (collectively, “Company Personnel”) of Allison Transmission, Inc., its holding company Allison Transmission Holdings, Inc. and its subsidiaries (collectively called “Allison”), as well as members of their immediate families and others living in the same household;
•
All consultants and advisors to Allison whose work brings them into contact with material non-public information; and
•
Any other person or entity, including a trust, corporation, partnership or other association, whose transactions in Allison securities are directed by a person covered by the prior two bullet points or are subject to that person’s influence or control.

This Policy outlines your legal and ethical responsibilities with regard to publicly traded securities.

In addition to the restrictions and requirements set forth herein, Allison’s directors and officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such individuals, the “Section 16 Reporting Persons”), must comply with the pre-clearance approval process and other requirements set forth in the attached Addendum to Insider Trading Policy.

2.
Prohibition Against Trading on Inside Information

If you are aware of material information relating to Allison which has not yet been made available to the public for at least two full trading days (often called “inside information”), you are prohibited from directly or indirectly trading in Allison securities and from disclosing such information to any other persons who may trade in Allison securities.

What is Material Information? Any information, positive or negative, is “material” if it might be of significance to an investor in determining whether to purchase, sell or hold Allison securities, or if it could reasonably be expected to have an effect on the price of Allison’s securities. Information may be considered significant to an investor even if it would not alone cause the investor to make a particular investment decision.

What are Some Examples of Inside Information? Examples of inside information include internal information about:

•
Revenues, earnings or other aspects of Allison’s financial results or financial condition;
•
Projections of future revenues, earnings or losses;
•
Significant new products or services or other important business developments;
•
The acquisition or loss of a major customer or strategic alliance;
•
New equity or debt offerings;

•
Significant litigation or regulatory exposure due to actual or threatened litigation or regulatory action;
•
Significant cybersecurity incidents;
•
Major management changes or changes in the control of the company;
•
A significant business acquisition or divestiture;
•
Default under a significant financing arrangement or financial liquidity problems;
•
Major restructuring actions or asset impairments;
•
Changes in auditors; or
•
Major events regarding Allison’s securities such as redemptions, stock splits, repurchase plans or changes in dividends.

We emphasize that these examples are merely illustrative, and not exhaustive.

How Do I Know if Information is Public? Information has been made public if it has been disclosed via a means reasonably designed to provide broad distribution to the public. Often, this is achieved through either a press release or a filing with the U.S. Securities and Exchange Commission, or SEC, usually on Form 8-K, which has been in the market for two full trading days. If you are unsure if information is public, check with the Legal Department.

When Can I Trade Once the Inside Information is Publicly Announced? Once inside information is publicly announced, trading can occur after a lapse of two full trading days. The following are examples of how the lapse of two full trading days is calculated.

EXAMPLE 1: If a public announcement is made before the commencement of trading on a Monday, you may trade in Allison securities starting on the Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and all of Tuesday).

EXAMPLE 2: If a public announcement is made on Monday after trading begins, you may not trade in Allison securities until Thursday (all of Tuesday and all of Wednesday must lapse). Please consult with the Legal Department if you are uncertain when trading may commence following an announcement.

The above prohibition against trading on inside information reflects the law and Allison policy. As more fully discussed below, a breach of this Policy is also likely to constitute a serious legal violation and could subject you to civil or criminal penalties.

3.
Prohibition Against Trading When the Trading Window is Closed

In addition to the prohibition against trading on inside information, you are prohibited from trading securities of Allison when the trading window is closed. The period when the trading window is closed is often called a restricted period. You are allowed to trade when the trading window is open, if you are not in possession of inside information. The trading window opens two full trading days after the financial results for the quarter (or for the full year), have been announced publicly.

There are four periods during the year when the trading window is open. The following table illustrates when the trading window opens and closes:

Trading Window Opens	Trading Window Closes
Two full trading days after the 4Q earnings release. Full year earnings are typically released at the same time as 4Q earnings.	The close of trading fourteen calendar days following the second full trading day after the release.

Two full trading days after the 1Q earnings release.	Close of trading on the last business day of May
Two full trading days after the 2Q earnings release.	Close of trading on the last business day of August
Two full trading days after the 3Q earnings release.	Close of trading on the last business day of November

EXAMPLE: If the 1Q quarterly earnings press release was issued after the market closed on Thursday, April 27, 2023:

Trading Window Opens	Trading Window Closes
Tuesday, May 2, 2023	At the end of trading on Wednesday, May 31, 2023

From time to time, material developments known only to a limited number of Company Personnel may occur to cause Allison to impose additional restrictions on trading. You will be notified if you become part of such a group, and you should not disclose to others the fact that you have been so notified and that restrictions on trading have been imposed. The failure of Allison’s General Counsel or Chief Financial Officer to designate a person as being subject to an event-specific restricted period will not relieve that person of the obligation not to trade while aware of inside information.

In addition to the restricted periods described above, Section 16 Reporting Persons are prohibited from trading Allison securities within four business days before or four business days after the announcement by Allison of a new stock repurchase program or an increase in Allison’s existing stock repurchase program, unless such transactions are executed pursuant to a Rule 10b5-1 plan entered into in compliance with the requirements set forth in Section 5 below.

It is important to note that you can NEVER trade when in possession of inside information, even if the trading window is open.

4.
Covered Transactions

The securities trading that this Policy covers includes purchases and sales of Allison common stock, options to acquire common stock and any other securities Allison may issue from time to time, such as preferred stock, warrants and convertible debentures, and purchases and sales of derivative securities relating to Allison stock, whether or not issued by Allison, such as exchange-traded options.

Trading covered by this Policy may or may not include transactions under Company sponsored plans as follows:

•
Stock Option Exercises. This Policy’s trading restrictions do not apply to the exercise of stock options granted by Allison if you pay the exercise price and any tax withholdings in cash. The trading restrictions do apply to any other exercise of stock options and any subsequent sale of Allison stock acquired through a stock option exercise.
•
Restricted Stock/Unit and Performance Stock/Unit Awards. This Policy’s trading restrictions do not apply to the vesting of restricted stock/units or performance stock/units, or to the exercise of a tax withholding right pursuant to which the person elects to have Allison withhold shares of stock to satisfy tax withholding requirements upon vesting, to the extent such withholding is permitted by Allison. The trading restrictions do apply to any market sales of shares (for example, sales to cover any tax withholdings).

•
Gifts and Transfers to Trusts. This Policy’s trading restrictions do not apply to a bona fide gift of Allison stock or the transfer of Allison stock to a trust so long as either (a) the recipient of the gift or the trust is subject to the same trading restrictions under this Policy as are applicable to you, or (b) you otherwise have no reason to believe that the recipient of the gift or the trust intends to sell the securities immediately or during a period when you would not be permitted to trade pursuant to the terms of this Policy.
5.
Exceptions for Approved Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 plan must be entered into (or modified) in good faith, not as part of a plan or scheme to evade the prohibitions of the insider trading rules and during a time when you are not aware of inside information. The plan must also provide for a “cooling-off” period before any trading can commence of at least:

•
For directors and officers subject to Section 16 of the Exchange Act: the later of (a) 90 days following the plan’s adoption or modification, or (b) two business days following the disclosure of Allison’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification); and
•
For all other persons: 30 days following the plan’s adoption or modification.

The plan must also comply with all other applicable provisions of Rule 10b5-1(c) of the Exchange Act.

Transactions in Allison securities that are executed pursuant to a Rule 10b5-1 plan (or modifications thereto) approved in writing in advance by Allison’s General Counsel or Deputy General Counsel are not subject to the prohibition on trading while aware of inside information, the requirements relating to trading windows and restricted periods set forth in this Policy, or the restrictions in the attached Addendum to Insider Trading Policy relating to the pre-clearance approval process.

Once the plan is adopted, you must not exercise any influence over the securities subject to the plan, including the amount of securities to be traded, the price at which they are traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of the transactions in advance or delegate discretion on those matters to an independent party.

6.
Confidentiality Generally

You can cause serious problems for Allison by unauthorized disclosure of internal information about Allison (or confidential information about our customers or vendors). You should not discuss internal Allison matters or developments with anyone outside of Allison, except as expressly required in the performance of regular corporate duties.

This prohibition applies specifically (but not exclusively) to inquiries about Allison which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of Allison be made only through an appropriately designated officer under carefully controlled circumstances. If you receive any inquiries of this nature, you should decline comment and refer the inquiry to the General Counsel or Deputy General Counsel.

In order to reduce the possibility that inside information will be inadvertently disclosed:

•
You must treat inside information as confidential, exercise the utmost caution in preserving the confidentiality of that information, and should not discuss it with any other person who does not need to know it for a legitimate business purpose.

•
You should refrain from discussing inside information relating to Allison or any public company in public places where such discussions can be overheard.
•
If you become aware of any unauthorized disclosure of inside information, whether inadvertent or otherwise, you should report such disclosure immediately to Allison’s General Counsel.
7.
Information About Other Companies

In the course of your employment, you may become aware of inside information about other public companies—for example, other companies with which Allison has business dealings or companies with which a major transaction like a merger, acquisition or divestiture may be or is being negotiated. You are prohibited from trading in the securities of any other public company at a time when you are in possession of inside information about such company.
8.
Tipping

Improper disclosure of inside information to another person who trades in Allison securities (so-called “tipping”) is also a serious legal offense by the tipper and a violation of the terms of this Policy. If you disclose information about Allison, or information about any other public company which you acquire in connection with your employment with Allison, or recommend to anyone the purchase or sale of securities when you are aware of inside information about the company involved, you may be fully responsible legally for the trading of the person receiving the information from you (your “tippee”) and even persons who receive the information directly or indirectly from your tippee.

EXAMPLE: You mention to your brother that you have an upcoming business trip to close the deal for Allison to acquire Company X. If the possible acquisition of Company X has not been publicly announced, and if your brother trades Company X stock based on your tip, both of you could be charged with insider trading, even if you did not intend for your brother to buy or sell Company X stock based on the information you gave him.

Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment and to refrain from trading while in possession of inside information, you must take utmost care not to discuss confidential or inside information with family members, friends or others who might abuse the information by trading based upon that information.

9.
Prohibition Against Certain Trading Activities

There is a heightened legal risk and/or the appearance of improper or inappropriate conduct if you engage in certain types of transactions. Company Personnel, as well as immediate family members and others living in the same household and anyone designated to engage in securities transactions on behalf of such persons, are prohibited at all times from engaging in the following transactions with respect to Allison securities:
•
trading in puts, calls or similar options on Allison securities or selling Allison securities “short.” (You may, of course, exercise any stock options granted to you by Allison.)
•
hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds or any instrument that allows you to continue to own Allison securities, but without the full risks and rewards of ownership.
•
holding Allison securities in a margin account as collateral for a margin or pledging Allison securities as collateral for a loan that may be sold in foreclosure if the borrower defaults on the loan.

These restrictions apply to all Allison securities owned directly or indirectly by Company Personnel, including Allison securities owned by family members where the Company Personnel is deemed to beneficially own such securities, and their respective designees. However, the restrictions do not prevent any Company Personnel or their family members or their designees from engaging in general portfolio diversification or investing in broad-based index funds.

10.
Consequence of Violation

Allison considers strict compliance with this Policy to be a matter of utmost importance. We would consider any violation of this Policy by you as a threat to our reputation. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and Allison. Violations of the letter or spirit of this Policy will be grounds for discipline up to and including immediate dismissal from Allison. Violation of this Policy might also expose you to severe criminal penalties, including fines and potential imprisonment, as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be three times the profit realized or loss avoided by the violator, as well as the attorney’s fees of the persons injured. If Allison fails to take appropriate steps to prevent insider trading, Allison and its directors and officers and other supervisory personnel may be subject to “controlling person” liability and potential civil and criminal penalties.
11.
Resolving Doubts

If you have any doubt as to your responsibilities under this Policy, seek clarification and guidance before you act from the Legal Department. Do not try to resolve uncertainties on your own.
12.
A Caution About Possible Inability to Sell

You are cautioned to recognize that trading in Allison securities may be prohibited at a particular time because of the existence of inside information (whether known to you or not) or due to a closed trading window. Before purchasing Allison securities, you must consider the inherent risk that a sale of these securities could be prohibited at a time when you might desire to sell them. The next opportunity to sell might not occur until after an extended period, during which the market price of the securities might decline.